                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           WMX TECHNOLOGIES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

               The Board of Directors of WMX Technologies, Inc.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                      LOGO
                             WMX TECHNOLOGIES, INC.

                3003 Butterfield Road-Oak Brook, Illinois 60521

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 12, 1995

  You are cordially invited to attend the annual meeting of stockholders of WMX Technologies, Inc. which will be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois, on Friday, May 12, 1995, at 2:00 p.m., Central time, for the following purposes:
  1. To elect directors.
  2. To consider and vote upon a proposal to approve the WMX Technologies, Inc. Long Term Incentive Plan. A copy of the plan is included as Exhibit
     A to the accompanying Proxy Statement.
  3. To consider and vote upon a proposal to approve the WMX Technologies, Inc. Corporate Incentive Bonus Plan. A copy of the plan is included as Exhibit B to the accompanying Proxy Statement.
  4. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 22, 1995 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 3003 Butterfield Road, Oak Brook, Illinois, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                        /s/ Herbert A. Getz
                                        Herbert A. Getz
                                        Vice President and Secretary

Oak Brook, Illinois
March 29, 1995


               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                   PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                                            Printed on
                                                            recycled paper
                                                                            LOGO

                             WMX TECHNOLOGIES, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 12, 1995

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WMX Technologies, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois at 2:00 p.m., Central time, on May 12, 1995, and at any adjournment or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election, as directors, of the nominees named herein, for the proposals to approve the WMX Technologies, Inc. Long Term Incentive Plan and WMX Technologies, Inc. Corporate Incentive Bonus Plan (collectively, the "Incentive Plans") and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

  Election of each director requires a plurality of the votes of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the proposals to approve the Incentive Plans requires the affirmative vote of the holders of a majority of such shares actually voted (including abstentions) on the proposals. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The Board of Directors has adopted a confidential voting policy whereby any proxy, written consent or ballot submitted to the Company by a stockholder in connection with the annual meeting will be kept confidential and not be disclosed to the Company or any of its directors, officers, or employees except in the event of a contested proxy solicitation or whenever necessary to meet applicable legal requirements (including asserting or defending a claim by or against the Company and investigating possible voting irregularities). The Company's transfer agent may continue to send the Company any proxy card on which a stockholder has written a comment. The confidential voting policy also provides that the vote tabulators and inspectors of election acting at the meeting will be independent.

  The Company's executive offices are located at 3003 Butterfield Road, Oak Brook, Illinois 60521 (telephone 708/572-8800). It is expected that proxy materials will be mailed to stockholders beginning on or about March 29, 1995.

                      SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 22, 1995 are entitled to vote at the annual meeting of stockholders. The only voting stock of the Company outstanding is its common stock, of which 484,393,478 shares were outstanding of record as of the close of business on March 22, 1995. Each share of common stock is entitled to one vote.

                             ELECTION OF DIRECTORS

  Four directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class I directors, for a term expiring at the annual meeting of stockholders in 1998. All of the nominees are serving as Class I directors as of the date hereof, with the exception of Dr. Edwards who has been nominated by the Board, upon the recommendation of the Board's independent Nominating Committee, to fill the vacancy created in Class I when Mr. Peterson was appointed by the Board to fill a newly created vacancy in Class II in January 1995.

  Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted for election of the four nominees for Class I directors. If, however, any of such nominees should be unable or should fail to act as such by virtue of an unexpected occurrence, the proxies will be voted for such other person or persons as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Class II and Class III directors named below have terms which expire in 1996 and 1997, respectively.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 1998 (CLASS I DIRECTORS):

  H. Jesse Arnelle, age 61, has been a director of the Company since 1992 and senior partner of Arnelle, Hastie, McGee, Willis and Greene, a San Francisco-based corporate law firm, for more than the past ten years. He currently also serves as Vice Chairman of the Pennsylvania State University Board of Trustees. Mr. Arnelle is also a director of Florida Power & Light (FPL Group), Eastman Chemical Corporation, Textron Corporation, Wells Fargo & Company and Wells Fargo Bank N.A.

  Jerry E. Dempsey, age 62, has served as a director of the Company since 1984, and since September 1993, as Chairman and Chief Executive Officer of PPG Industries, Inc., a glass, coatings and chemicals company. From April 1984 to May 1988, Mr. Dempsey served as Vice Chairman of the Board of the Company. From May 1988 to June 1993, Mr. Dempsey was Senior Vice President of the Company. From July 1985 to September 1991, he was also President and Chief Executive Officer of Chemical Waste Management, Inc., formerly a publicly traded company and since January 1995, a wholly owned subsidiary of the Company ("CWM"). From September 1991 to May 1993, Mr. Dempsey served as Chairman of the Board of CWM. Mr. Dempsey is also a director of Navistar International Corp. and PPG Industries, Inc.

  Dr. James B. Edwards, age 67, has been President of the Medical University of South Carolina since November 1982. From January 1981 to November 1982, he served as the United States Secretary of Energy, and previously as Governor of the State of South Carolina. Dr. Edwards served as a director of CWM from September 1986 to January 1995. Dr. Edwards is also a director of Phillips Petroleum Company, SCANA Corporation, Wachovia Bank of South Carolina, N.A., South Carolina National Corporation, Imo Industries Inc., Brendle's, Inc., Encyclopaedia Britannica and National Data Corporation.

  Alexander B. Trowbridge, age 65, has served as a director of the Company since 1985 and President of Trowbridge Partners, Inc., a consulting services firm, since January 1990. He was President of the National Association of Manufacturers, Washington, D.C., from January 1980 to January 1990. Mr. Trowbridge also served as U.S. Secretary of Commerce in 1967 and 1968 and as Vice Chairman of Allied Chemical Corp. from 1976 to 1980. Mr. Trowbridge has served as a consultant to the Company since 1991. He also serves as a director of New England Mutual Life Insurance Co., PHH Corp., The Rouse Co., Sun Resorts International Ltd., Harris Corp., Sun Co. Inc., The Gillette Co., Warburg-Pincus Counsellors Funds and Icos Corp.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1996 (CLASS II
DIRECTORS):

  Dr. Pastora San Juan Cafferty, age 54, has served as a Professor since 1985 at the University of Chicago's School of Social Service Administration where she has been a member of the faculty since 1971. She was elected a director of the Company in July 1994. Dr. Cafferty also serves as a director of Kimberly-Clark Corporation and People's Energy Corporation and on the boards of the Regional Transportation Authority of Northeastern Illinois, the Rush-Presbyterian-St. Luke's Medical Center, the Lyric Opera Association and the National Women's Business Council.

  Donald F. Flynn, age 55, has served as a director of the Company since 1981 and as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm, since November 1988. He has also served as Chairman of the Board and Chief Executive Officer of Discovery Zone, Inc., a franchisor and operator of indoor entertainment and fitness facilities designed for children, since July 1992. Mr. Flynn has also served as a consultant to the Company from January 1991 to December 1994. Mr. Flynn was a Senior Vice President of the Company from May 1975 to January 1991. He also served as the Company's Chief Financial Officer from March 1972 to December 1989 and the Company's Treasurer from May 1979 to December 1986. Mr. Flynn is also a director of Discovery Zone, Inc., Psychemedics Corporation, Wheelabrator Technologies, Inc. ("WTI"), which is an approximately 56%-owned subsidiary of the Company, and Waste Management International plc ("WM International"), which is a subsidiary owned 56% by the Company and 12% by each of WTI and Rust International Inc. ("Rust"), which is a subsidiary owned approximately 56% by CWM and 40% by WTI.

  James R. Peterson, age 67, has been a director of the Company since 1980 and was a director and President and Chief Executive Officer of The Parker Pen Company from January 1982 to January 1985. The Parker Pen Company was principally involved in the manufacture and distribution of writing instruments and in providing temporary help services. Mr. Peterson is also a director of The Dun & Bradstreet Corporation.

  Phillip B. Rooney, age 50, has served as a director of the Company since 1981 and as its President and Chief Operating Officer since November 1984. Since January 1994, he has also served as Chairman of the Board and Chief Executive Officer of Waste Management, Inc., a wholly owned subsidiary of the Company. Mr. Rooney commenced employment with the Company in March 1969 and first became an officer of the Company in 1971. Since November 1990, he has served as Chairman of the Board and Chief Executive Officer of WTI, and since January 1993, as Chairman of the Board of Rust. Mr. Rooney is also a director of Illinois Tool Works Inc., Caremark International Inc., Urban Shopping Centers, Inc., ServiceMaster Management Corporation (the general partner of ServiceMaster Limited Partnership), WTI, Rust and WM International.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1997 (CLASS III
DIRECTORS):

  Dean L. Buntrock, age 63, has been a director of the Company and has served as its Chairman of the Board and Chief Executive Officer since 1968. From September 1980 to November 1984, he also served as President of the Company. From May 1993 to January 1995, Mr. Buntrock served as Chairman of the Board of CWM, a position he had also held from 1986 to 1991. Mr. Buntrock is also a director of WTI, WM International, Rust, Boston Chicken, Inc. and First Chicago Corporation.

  Howard H. Baker, Jr., age 69, has served as a director of the Company since 1989 and has been a member of the law firm of Baker, Donelson, Bearman & Caldwell for more than the past five years. From March 1987 to July 1988, Mr. Baker held the position of Chief of Staff to the President of the United States. Mr. Baker served three terms as a member of the United States Senate from 1967 to 1985. Mr. Baker is also a director of Federal Express Corporation, Pennzoil Company and United Technologies, Inc.

  Peter H. Huizenga, age 56, has served as a director of the Company since 1968 and President of Huizenga Capital Management, an investment management firm, since October 1990. He has also been of counsel to the law firm of Hlustik, Huizenga & Williams for more than the past five years. From January 1, 1989 until December 31, 1993, Mr. Huizenga served as a consultant to the Company. Mr. Huizenga served as Vice President and Secretary of the Company from May 1975 and September 1968, respectively, until his retirement from those positions on January 1, 1988.

  Peer Pedersen, age 70, has been a director of the Company since 1979 and Chairman of the Board of the law firm of Pedersen & Houpt, P.C. for more than the past five years. Mr. Pedersen is also a director of Aon Corporation, Boston Chicken, Inc. and Discovery Zone, Inc.

                       SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK

  The following table sets forth certain information as of February 1, 1995 as to the beneficial ownership of common stock of the Company by the directors, the nominee for director, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1994, and by all directors, the nominee for director, and persons serving as executive officers of the Company as a group:

                                            NUMBER OF SHARES      PERCENT OF
                                            OF COMMON STOCK      COMMON STOCK
                                             OF THE COMPANY         OF THE
   NAME                                 BENEFICIALLY OWNED(1)(2) COMPANY(2)(3)
   ----                                 ------------------------ -------------
   Dean L. Buntrock....................         3,394,323              *
   Phillip B. Rooney...................         1,063,260              *
   H. Jesse Arnelle....................             9,300              *
   Howard H. Baker, Jr.................            22,000              *
   Pastora San Juan Cafferty...........             3,300              *
   Jerry E. Dempsey....................           644,848              *
   James B. Edwards....................             1,766              *
   Donald F. Flynn.....................           595,438              *
   Peter H. Huizenga...................         8,132,577             1.7
   Peer Pedersen.......................           225,586              *
   James R. Peterson...................            84,068              *
   Alexander B. Trowbridge.............            20,312              *
   James E. Koenig.....................           131,804              *
   J. Steven Bergerson.................           234,922              *
   Herbert A. Getz.....................           102,864              *
   All directors, the nominee for
    director and executive officers as
    a group including persons named
    above (17 persons).................        14,785,817             3.0

- --------
   * Less than 1 percent.
(1) Directors, the nominee for director and executive officers included in the group have sole voting power and sole investment power over shares listed, except (i) shares covered by options granted under the Company's stock option plans which were exercisable within 60 days of February 1, 1995;
    (ii) shares held pursuant to the Company's Profit Sharing and Savings Plan;
    (iii) Messrs. Edwards, Pedersen, Peterson and Trowbridge, whose shares listed above include 312, 12,856, 1,668 and 312 shares issuable upon conversion of the convertible subordinated notes due 2005 of WMX ("WMX Notes"), respectively; and (iv) Messrs. Bergerson, Buntrock, Dempsey, Getz, Huizenga, Koenig, Pedersen and Rooney, and all executive officers and directors as a group

   (including such individuals), who have shared voting and investment power over 850, 458,161, 263,589, 38,466, 225,144, 36,945, 12,730, 65,568, and
   1,102,670 shares, respectively. Such shares shown for Messrs. Buntrock, Dempsey, Huizenga, Pedersen and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts and foundations. Such shares shown for Messrs. Bergerson, Getz and Koenig are held jointly with their respective spouses. Ownership of shares shown for Messrs. Buntrock, Dempsey, Edwards, Getz, Huizenga and Rooney, and for all executive officers and directors as a group, includes shares of common stock of the Company not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons and the executive officers and directors as a group at February 1, 1995, in the amounts indicated: Mr. Buntrock--41,365 (held by spouse); Mr. Dempsey--1,000 (held by spouse); Dr. Edwards--254 (held by spouse with 104 such shares issuable upon conversion of WMX Notes); Mr. Getz--240 (held by spouse); Mr. Huizenga--680,837 (held by spouse directly and as trustee); Mr. Rooney-- 107,047 (held directly by adult child and by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)--830,822. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 shares held by him as trustee of a family trust in which Mr. Koenig has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such shares.
(2) The numbers and percentages of shares shown in the table above are based on the assumption that currently outstanding stock options covering shares of the Company's common stock which were exercisable within 60 days of February 1, 1995 had been exercised as follows: Mr. Arnelle--9,000; Mr. Baker--20,000; Mr. Bergerson--85,448; Mr. Buntrock--558,673; Dr. Cafferty-- 3,000; Mr. Dempsey--224,828; Mr. Flynn--87,617; Mr. Getz--61,352; Mr.
    Koenig--92,231; Mr. Rooney--511,453; Mr. Trowbridge--20,000; and all executive officers and directors as a group (including such individuals)-- 1,786,846. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.
(3) The Company does not know of any person who, as of February 1, 1995, directly owned more than five percent of the Company's outstanding common stock. The Company, however, received a copy of Schedule 13G for the year ended December 31, 1994 from the person set forth in the following table. Pursuant to the aggregation and attribution rules relating to the beneficial ownership of securities promulgated under the Securities Exchange Act of 1934, as amended, the person identified below is deemed to be the beneficial owner of such shares shown because such person is the parent company of various investment management companies which exercise discretionary investment management over accounts holding such shares. No managed account alone owns five percent or more of the Company's common stock. The information presented in the following table is taken from the above-referenced Schedule 13G:

        TITLE OF        NAME AND ADDRESS OF        AMOUNT AND NATURE OF PERCENT
         CLASS            BENEFICIAL OWNER         BENEFICIAL OWNERSHIP OF CLASS
      ------------      -------------------        -------------------- --------
      Common Stock The Capital Group                    24,249,070       5.01%
                    Companies, Inc.
                   333 South Hope Street
                   Los Angeles, California 90071

OWNERSHIP OF WTI COMMON STOCK

  The following table sets forth certain information as of February 1, 1995 as to the beneficial ownership of WTI common stock by the directors, the nominee for director, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1994, and by all directors, the nominee for director, and persons serving as executive officers of the Company as a group:

                                                       NUMBER OF
                                                     SHARES OF WTI  PERCENT OF
                                                      COMMON STOCK      WTI
                                                      BENEFICIALLY    COMMON
        NAME                                         OWNED(1)(2)(3) STOCK(2)(3)
        ----                                         -------------- -----------
   Dean L. Buntrock.................................    135,000          *
   Phillip B. Rooney................................    374,769          *
   H. Jesse Arnelle.................................          0          *
   Howard H. Baker, Jr..............................          0          *
   Pastora San Juan Cafferty........................          0          *
   Jerry E. Dempsey.................................     34,336          *
   James B. Edwards.................................          0          *
   Donald F. Flynn..................................     45,245          *
   Peter H. Huizenga................................          0          *
   Peer Pedersen....................................          0          *
   James R. Peterson................................          0          *
   Alexander B. Trowbridge..........................          0          *
   James E. Koenig..................................    121,500          *
   J. Steven Bergerson..............................          0          *
   Herbert A. Getz..................................    240,000          *
   All directors, the nominee for director and
    executive officers as a group including persons
    named above (17 persons)........................    951,050          *

- --------
  *Less than 1 percent.
(1) Directors, the nominee for director and executive officers included in the group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of February 1, 1995; (ii) 10,000 WTI shares deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors; and (iii) Messrs. Dempsey and Koenig, and all executive officers and directors as a group, who have shared voting and investment power over 24,591, 1,500 and 26,291 WTI shares, respectively. Such shares shown for Mr. Dempsey are held in a trust over which he shares voting and investment power, and such shares shown for Mr. Koenig are held jointly with his spouse. Such persons disclaim any beneficial ownership of the WTI shares subject to such restricted units.
(2) Excludes an aggregate of 104,621,810 WTI shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Each such person disclaims any beneficial ownership of such WTI shares.
(3) The numbers and percentages of WTI shares shown in the table above are based on the assumption that currently outstanding stock options covering WTI shares which were exercisable within 60 days of February 1, 1995 had been exercised as follows: Mr. Buntrock--33,336; Mr. Getz--240,000; Mr. Koenig--120,000 and all executive officers and directors as a group (including such individuals)--393,336. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF RUST COMMON STOCK

  The following table sets forth certain information as of February 1, 1995 as to the beneficial ownership of Rust common stock by the directors, the nominee for director, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1994, and by all directors, the nominee for director, and persons serving as executive officers of the Company as a group:

                                                 NUMBER OF SHARES
                                                  OF RUST COMMON   PERCENT OF
                                                STOCK BENEFICIALLY RUST COMMON
        NAME                                      OWNED(1)(2)(3)   STOCK(2)(3)
        ----                                    ------------------ -----------
   Dean L. Buntrock............................       15,000            *
   Phillip B. Rooney...........................      110,005            *
   H. Jesse Arnelle............................            0            *
   Howard H. Baker, Jr.........................            0            *
   Pastora San Juan Cafferty...................            0            *
   Jerry E. Dempsey............................            0            *
   James B. Edwards............................            0            *
   Donald F. Flynn.............................            0            *
   Peter H. Huizenga...........................            0            *
   Peer Pedersen...............................            0            *
   James R. Peterson...........................            0            *
   Alexander B. Trowbridge.....................            0            *
   James E. Koenig.............................        8,417            *
   J. Steven Bergerson.........................            0            *
   Herbert A. Getz.............................       13,334            *
   All directors, the nominee for director and
    executive officers as a group including
    persons named above (17 persons)...........      147,156            *

- --------
  *Less than 1 percent.
(1) Directors, the nominee for director and executive officers included in the group have sole voting power and sole investment power over Rust shares listed, except (i) Rust shares covered by options exercisable within 60 days of February 1, 1995; and (ii) Mr. Koenig, who shares voting and investment power over 1,750 Rust shares with his spouse, all executive officers and directors as a group (including Mr. Koenig), who have shared voting and investment power over 2,150 Rust shares.
(2) Excludes an aggregate of 79,898,091 Rust shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 33,216,060 Rust shares beneficially owned by WTI that may be deemed beneficially owned by Mr. Koenig because he may be deemed to be an affiliate of WTI. Each such person disclaims any beneficial ownership of such Rust shares.
(3) The numbers and percentages of Rust shares shown in the table above are based on the assumption that currently outstanding stock options covering Rust shares which were exercisable within 60 days of February 1, 1995 had been exercised as follows: Mr. Getz--13,334; Mr. Koenig--6,667; Mr. Rooney--100,005; and all executive officers and directors as a group (including such individuals)--120,006. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF WM INTERNATIONAL ORDINARY SHARES

  The following table sets forth certain information as of February 1, 1995 as to the beneficial ownership of WM International ordinary shares (including ordinary shares represented by American Depositary Shares) by the directors, the nominee for director, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1994, and by all directors, the nominee for director, and persons serving as executive officers of the Company as a group:

                                             NUMBER OF SHARES
                                            OF WM INTERNATIONAL    PERCENT OF
                                              ORDINARY SHARES   WM INTERNATIONAL
                                               BENEFICIALLY         ORDINARY
        NAME                                  OWNED(1)(2)(3)      SHARES(2)(3)
        ----                                ------------------- ----------------
   Dean L. Buntrock.......................         223,200             *
   Phillip B. Rooney......................         220,000             *
   H. Jesse Arnelle.......................               0             *
   Howard H. Baker, Jr....................           1,000             *
   Pastora San Juan Cafferty..............               0             *
   Jerry E. Dempsey.......................           2,000             *
   James B. Edwards.......................           4,000             *
   Donald F. Flynn........................         300,000             *
   Peter H. Huizenga......................         550,000             *
   Peer Pedersen..........................          10,000             *
   James R. Peterson......................               0             *
   Alexander B. Trowbridge................             600             *
   James E. Koenig........................         104,000             *
   J. Steven Bergerson....................               0             *
   Herbert A. Getz........................          40,000             *
   All directors, the nominee for director
    and executive officers as a group
    including persons named above (17
    persons)..............................       1,495,800             *

- --------
  *Less than 1 percent.
(1) Directors, the nominee for director and executive officers included in the group have sole voting power and sole investment power over WM International shares listed, except (i) WM International shares covered by options exercisable within 60 days of February 1, 1995; and (ii) Messrs. Koenig and Trowbridge, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 4,000, 600 and 5,600 WM International shares, respectively. Such WM International shares shown for Messrs. Koenig and Trowbridge are held jointly with their respective spouses. Ownership of shares shown for Messrs. Buntrock, Dempsey and Huizenga includes WM International shares not held directly by them but held by or for the benefit of their spouses as to which they have neither investment power nor voting power. WM International shares were held by or for the benefit of such spouses of the following persons at February 1, 1995 in the amounts indicated: Mr. Buntrock--3,000; Mr. Dempsey--2,000; and Mr. Huizenga--30,000. Each of the above named persons disclaim any beneficial ownership of such shares.
(2) Excludes an aggregate of 300,000,000 WM International shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 90,000,000 WM International shares beneficially owned by WTI and Rust that may be deemed beneficially owned by Mr. Koenig because he may be deemed to be an affiliate of WTI and Rust. Each such person disclaims any beneficial ownership of such WM International shares.

(3) The numbers and percentages of WM International shares shown in the table above are based on the assumption that currently outstanding stock options covering WM International shares which were exercisable within 60 days of February 1, 1995 had been exercised as follows: Messrs. Buntrock, Flynn and Rooney--200,000 each; Mr. Getz--40,000; and Mr. Koenig--100,000; and all executive officers and directors as a group (including such individuals)-- 780,000. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

                      MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has, pursuant to its powers, designated several committees of the Board, including a Compensation and Stock Option Committee, an Audit Committee and a Nominating Committee, the functions and membership of which are described below. The Board of Directors held an aggregate of seven regular and special meetings in 1994.

  The Compensation and Stock Option Committee is responsible for making recommendations to the Board of Directors regarding salaries and incentive bonuses to be paid to executive officers of the Company and for the administration of the Company's 1982 Stock Option Plan, as amended (the "1982 Company Plan"), and the administration of and the grant of options under the Company's 1992 Stock Option Plan (the "1992 Company Plan" and together with the 1982 Company Plan, the "Employee Plans"). The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board. The Nominating Committee's function is to identify and propose to the full Board nominees to fill vacancies on the Board as they occur.

  The Compensation and Stock Option Committee currently consists of Messrs. Pedersen (Chairman), Baker, Peterson and Dr. Cafferty; the Audit Committee currently consists of Messrs. Peterson (Chairman), Arnelle, Flynn and Trowbridge; and the Nominating Committee currently consists of Messrs. Trowbridge (Chairman), Arnelle, Baker, Flynn and Huizenga.

  During 1994, the Compensation and Stock Option Committee met five times, the Audit Committee met four times and the Nominating Committee met three times. In 1994, during the time each director served in such capacity, eight directors attended 100% of the aggregate of the regular and special meetings of the Board of Directors and applicable committee meetings, and no director attended less than 85% of the aggregate of all meetings of the Board of Directors and applicable committee meetings.

                                  COMPENSATION

  The following table sets forth certain information with respect to compensation for services in all capacities paid by the Company and its subsidiaries for the past three years to or on behalf of the Chairman of the Board and Chief Executive Officer of the Company at December 31, 1994, and each of the four other most highly compensated executive officers of the Company serving at December 31, 1994:

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                   ANNUAL COMPENSATION             COMPENSATION
                             -------------------------------   ---------------------
                                                                 AWARDS     PAYOUTS
                                                               ----------- ---------
                                                     OTHER     SECURITIES                  ALL
                                                    ANNUAL     UNDERLYING  LONG-TERM      OTHER
 NME AND PRINCIPALA                                 COMPEN-      OPTIONS   INCENTIVE     COMPEN-
     POSITION           YEAR   SALARY     BONUS    SATION(1)   (SHARES)(3)  PAYOUTS     SATION(4)
- ------------------      ---- ---------- ---------- ---------   ----------- ---------    ---------
  Dean L. Buntrock,     1994 $1,400,000 $1,120,000  $77,420(2)   158,640   $      0      $  500
   Chairman and Chief   1993  1,400,000          0   78,702(2)   122,449          0       5,217
   Executive Officer    1992  1,100,000    550,000   79,854(2)   150,999          0       9,522
  Phillip B. Rooney,    1994  1,000,000  1,029,280      --       113,314          0         500
   President and Chief  1993  1,000,000          0      --        87,464     97,800(5)    5,217
   Operating Officer    1992    900,000    382,500      --       123,545    880,200(5)    9,522
  James E. Koenig,      1994    500,000    250,000      --        42,493          0         500
   Senior Vice          1993    500,000          0      --        32,799     25,808(5)    5,217
   President and Chief  1992    440,300    161,500      --        47,258    232,275(5)    9,522
   Financial Officer
  J. Steven Bergerson,  1994    345,000    172,500      --        29,320          0         500
   Senior Vice          1993    345,000          0      --        22,631          0       5,217
   President            1992    312,500    115,500      --        32,360          0       9,522
  Herbert A. Getz       1994    330,000    172,500      --        24,221          0         500
   Vice President,      1993    285,000          0      --        18,695     14,398(5)    5,217
   General Counsel and  1992    260,000     56,310      --        17,291    129,585(5)    9,522
   Secretary

- --------
(1) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least the lesser of either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.
(2) Includes financial planning expenses of $68,000 paid by the Company on behalf of the named executive officer in 1993 and 1994 and $62,000 in 1992.
(3) The numbers shown in the table above represent options for the purchase of shares of the Company's common stock granted to the named persons under the Employee Plans. The named officers also serve as directors or executive officers of direct or indirect subsidiaries of the Company. Accordingly, during 1993, Messrs. Rooney, Koenig and Getz also received options for 150,000, 20,000 and 20,000 Rust shares, respectively. During 1992, Mr. Buntrock also received options for 213,098 CWM shares and 200,000 WM International ordinary shares; Mr. Rooney also received options for 174,352 CWM shares and 200,000 WM International ordinary shares; Mr. Koenig also received options for 63,876 CWM shares, 200,000 WM International ordinary shares and 12,500 Rust shares; and Mr. Getz also received options for 40,000 WM International ordinary shares. In each case, the options were granted under a plan adopted by the relevant subsidiary.
(4) Amounts of All Other Compensation are amounts contributed by the Company for fiscal years 1992, 1993 and 1994 under the Company's Profit Sharing and Savings Plan for the persons named above.
(5) Paid pursuant to WTI's Performance Unit Plan, a long term incentive plan covering the two-year period ended December 31, 1992.

STOCK OPTIONS

  The following table sets forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1994. No options were granted to the persons named in the Summary Compensation Table during the year ended December 31, 1994 by CWM, Rust, WTI or WM International.

                         COMPANY OPTION GRANTS IN 1994

                                                                            POTENTIAL REALIZABLE VALUE
                                                                            AT ASSUMED ANNUAL RATES OF
                                                                             STOCK PRICE APPRECIATION
                                     INDIVIDUAL GRANTS                          FOR OPTION TERM(4)
                     -------------------------------------------------- ----------------------------------
                                   PERCENTAGE
                                    OF TOTAL
                       NUMBER OF    COMPANY
                      SECURITIES    OPTIONS
                      UNDERLYING   GRANTED TO
                        OPTIONS    EMPLOYEES  EXERCISE PRICE EXPIRATION
NAME                 GRANTED(1)(2)  IN 1994    (PER SHARE)    DATE(3)   0%        5%             10%
- ----                 ------------- ---------- -------------- ---------- --- -------------- ---------------
Dean L. Buntrock        158,640       4.25       $26.475      01/03/04  $ 0 $    2,641,354 $     6,693,709
Phillip B. Rooney       113,314       3.04        26.475      01/03/04    0      1,886,676       4,781,208
James E. Koenig          42,493       1.14        26.475      01/03/04    0        707,508       1,792,964
J. Steven Bergerson      29,320       0.79        26.475      01/03/04    0        488,178       1,237,138
Herbert A. Getz          24,221       0.65        26.475      01/03/04    0        403,279       1,021,989
All Stockholders
 as a group(5)              --         --         26.475      01/03/04    0  8,049,484,400  20,398,973,889

- --------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of the Company's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a Change in Control of the Company, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) Options become exercisable in three equal cumulative annual installments commencing January 3, 1995.
(3) Options have a term of ten years, subject to earlier termination in certain events related to termination of employment. In March 1994, the term of the options shown above was extended from seven to ten years.
(4) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's stock. Such amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.
(5) Based upon the price of the Company's stock and the total shares outstanding as of the date of grant, if the price of the Company's common stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) of $8,049,484,400 and $20,398,973,889, respectively, during the period from grant date to the January 3, 2004 option expiration date.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1994 by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

       AGGREGATED OPTION EXERCISES IN 1994 AND 1994 YEAR-END OPTION VALUE

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                          SHARES                  OPTIONS AT           THE-MONEY OPTIONS AT
                         ACQUIRED              DECEMBER 31, 1994       DECEMBER 31, 1994(1)
                            ON     VALUE   ------------------------- -------------------------
NAME                     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     -------- -------- ----------- ------------- ----------- -------------
Dean L. Buntrock
  Company Options.......   --       --       296,532      309,817     $       0       $ 0
  CWM Options...........   --       --       358,372       92,727             0         0
  WTI Options...........   --       --        33,336            0       194,912         0
  WM International
   Options..............   --       --       133,334       66,666             0         0
Phillip B. Rooney
  Company Options.......   --       --       223,311      228,523             0         0
  CWM Options...........   --       --       529,265       75,868             0         0
  Rust Options..........   --       --        50,010       99,990             0         0
  WM International
   Options..............   --       --       133,334       66,666             0         0
James E. Koenig
  Company Options.......   --       --        56,216       64,412        97,307         0
  CWM Options...........   --       --        47,422       15,329        14,029         0
  WTI Options...........   --       --       120,000            0       701,628         0
  Rust Options..........   --       --         3,334        6,666             0         0
  WM International
   Options..............   --       --        66,667       33,333             0         0
J. Steven Bergerson
  Company Options.......   --       --        62,748       59,515        48,694         0
Herbert A. Getz
  Company Options.......   --       --        54,922       44,761       141,133         0
  WTI Options...........   --       --       240,000            0     1,403,256         0
  Rust Options..........   --       --         6,668       13,332             0         0
  WM International
   Options..............   --       --        26,668       13,332             0         0

- --------
(1) Market value less exercise price, before payment of applicable income taxes.

LONG TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards under the WMX Technologies, Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1994 to the persons named in the Summary Compensation
Table:

                                     PERFORMANCE    ESTIMATED FUTURE PAYOUTS
                         NUMBER OF     OR OTHER            UNDER NON-
                       SHARES, UNITS PERIOD UNTIL  STOCK PRICE BASED PLANS(3)
                         OR OTHER     MATURATION  -----------------------------
NAME                     RIGHTS(1)   OR PAYOUT(2) THRESHOLD  TARGET   MAXIMUM
- ----                   ------------- ------------ --------- -------- ----------
Dean L. Buntrock......      --         3 years    $700,000  $700,000 $2,100,000
Phillip B. Rooney.....      --         3 years     500,000   500,000  1,500,000
James E. Koenig.......      --         3 years     200,000   200,000    600,000
J. Steven Bergerson...      --         3 years     138,000   138,000    414,000
Herbert A. Getz.......      --         3 years     132,000   132,000    396,000

- --------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts will be greater than the target percentage to the extent that the Company's performance exceeds the target objectives specified in the plan. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Dow Jones Industrial Average over the performance period.
(2) The performance period includes calendar years 1994, 1995 and 1996.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is to be paid in cash, and the remaining 50% is to be deemed to be invested in common stock of the Company. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided that the participant is an officer of the Company or one of its subsidiaries on that date. Estimated future payouts were calculated using 1994 salaries, assume that a performance award will be earned at the levels shown, and do not reflect any possible subsequent increase or decrease in the value of the portion of the award which would be required to be deferred under the terms of the LTIP.

PENSION AND RETIREMENT PLANS

  The following table sets forth estimated annual benefits payable upon retirement under the Company's Pension Plan and its Supplemental Executive Retirement Plan ("SERP") to employees of the Company in specified remuneration and years of service classifications. For purposes of the following table, it is assumed that the five executive officers named in the cash compensation table are eligible for the SERP benefits and that each such officer's annualized Final Average Compensation (as defined below) will be equal to his average annual compensation for the three years ended December 31, 1994.

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE(2)(3)
                      ---------------------------------------------------------
   REMUNERATION(1)       15       20       25       30        35         40
   ---------------    -------- -------- -------- -------- ---------- ----------
   $ 400,000......... $ 90,000 $120,000 $150,000 $180,000 $  210,000 $  240,000
     500,000.........  112,500  150,000  187,500  225,000    262,500    300,000
     600,000.........  135,000  180,000  225,000  270,000    315,000    360,000
     700,000.........  157,500  210,000  262,500  315,000    367,500    420,000
     800,000.........  180,000  240,000  300,000  360,000    420,000    480,000
     900,000.........  202,500  270,000  337,500  405,000    472,500    540,000
   1,000,000.........  225,000  300,000  375,000  450,000    525,000    600,000
   1,100,000.........  247,500  330,000  412,500  495,000    577,500    660,000
   1,200,000.........  270,000  360,000  450,000  540,000    630,000    720,000
   1,300,000.........  292,500  390,000  487,500  585,000    682,500    780,000
   1,400,000.........  315,000  420,000  525,000  630,000    735,000    840,000
   1,500,000.........  337,500  450,000  562,500  675,000    787,500    900,000
   1,600,000.........  360,000  480,000  600,000  720,000    840,000    960,000
   1,700,000.........  382,500  510,000  637,500  765,000    892,500  1,020,000
   1,800,000.........  405,000  540,000  675,000  810,000    945,000  1,080,000
   1,900,000.........  427,500  570,000  712,500  855,000    997,500  1,140,000
   2,000,000.........  450,000  600,000  750,000  900,000  1,050,000  1,200,000

- --------
(1) Upon normal retirement at age 65 or after completing five years of participation in the Company's Pension Plan, whichever is later, a participant is entitled to a pension based on the average of the participant's eligible compensation for the highest five consecutive years out of his or her last 10 years of service. For this purpose, a participant's eligible compensation generally includes all of his or her cash compensation, subject, in 1994, to the statutory maximum of $150,000. The annual lifetime benefit is equal to
   (i) 1% of average eligible compensation, multiplied by (ii) the number of his or her years of service, and, for a participant retiring at age 65 with 10 years of service, may not be less than $100 per month. Under the SERP, eligible participants who retire following age 60, or retire with at least 30 years of service, are entitled to a monthly benefit equal to (i) 1.5% of the participant's Final Average Compensation per year of service (Final Average Compensation is the monthly average compensation of such participant for the highest three consecutive calendar years out of his or her last 10 calendar years of service), reduced by (ii) the amount of such participant's monthly benefit under the Pension Plan. Compensation used for calculating benefits under the SERP includes only the participant's salary and annual incentive bonus. Eligible participants are those officers who have served in such capacities for at least 10 years at the time of retirement. Payment of benefits under the SERP is made on the same basis as payments under the Pension Plan, and both plans provide for reduced payouts in the event of early retirement.
(2) At December 31, 1994, the credited years of service for Messrs. Buntrock, Rooney, Koenig, Bergerson and Getz were 39, 26, 18, 22 and 12, respectively.
(3) Benefits shown are computed on a straight-life annuity basis at normal retirement age. Provision is made for payment of pensions in joint and survivor form and in various other forms and at other times, on an actuarially equivalent basis. Benefits are not subject to reduction for social security benefits.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors of the Company who is not an employee or former officer of the Company currently being compensated by the Company under a consulting agreement is paid an annual fee of $45,000. Such directors also receive $1,000 for each meeting they attend of each Committee of the Board of which such directors are members. The Company maintains a major medical expense insurance policy which is available to all directors of the Company. The policy covers the medical and dental expenses of the directors in excess of the coverage provided by the director's primary health insurance program.

  The Company entered into a consulting agreement which terminated on December 31, 1994 and a supplemental retirement benefit agreement with Donald F. Flynn, who is a director of the Company and until January 1, 1991 was a Senior Vice President of the Company. Under the consulting agreement, Mr. Flynn was paid an annual fee of $300,000 for calendar year 1994. Benefits commenced under the supplemental retirement benefit agreement upon the termination of the consulting agreement. Payments of such benefits are to be made monthly for the remainder of Mr. Flynn's life. The monthly amount of such benefits are equal to
(i) 1.5% of Mr. Flynn's average monthly compensation for the three consecutive calendar years in which his aggregate salary and bonus was the highest out of his last ten calendar years of service reduced by (ii) the amount of the monthly benefit he receives under the Pension Plan.

OUTSIDE DIRECTORS' PLANS

  The Company has two unfunded deferred compensation plans for non-employee members of its Board of Directors. Under the Deferred Directors' Fee Plan, such directors may make an irrevocable election to defer receipt of all or a portion of the directors' fees payable to them until termination of their membership on the Board of Directors. Such deferred amounts are deemed to be invested in the Company's common stock or, at the election of the director, in the common stock of any of the Company's majority-owned public subsidiaries, and during the period of deferral, such deferred amounts are credited with the dividends or stock splits that would be received had such investment actually been made. Upon termination of the director's service, the common stock deemed reflected by his or her deferred account is deemed to be sold, and the deemed proceeds of such sale (or an amount equal to the amount originally deferred, if greater) will be distributed to the director in cash, in a lump sum or installments. Under a similar plan maintained by WTI, Mr. Buntrock has deferred fees for services rendered as a director of WTI prior to the Company's acquisition of a majority interest of WTI in September 1990.

  Under the Directors' Phantom Stock Plan, certain non-employee directors received a one-time grant of 5,000 Phantom Shares at the time of adoption of such plan or at the time they first became directors. Each of such Phantom Shares was initially deemed to be equal in value to one share of the Company's common stock at the time of award. Phantom Shares are credited to a bookkeeping account which is adjusted to reflect stock (but not cash) dividends or stock splits which would be received with respect to an equivalent number of shares of the Company's common stock. Upon termination of the director's service, the director is paid an amount in cash, in a lump sum or installments, for each Phantom Share then credited to his or her account, equal to the then difference between the market price of the Company's common stock at the time of award and the average closing prices of one share of the Company's common stock on the New York Stock Exchange Composite Tape for the most recent 10 consecutive trading days immediately preceding such termination. In 1991, the Company's Board of Directors terminated its authority to make additional grants under the Directors' Phantom Stock Plan.

STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS

  The 1992 Stock Option Plan for Non-Employee Directors (the "Directors Plan") of the Company provides for the awards of options covering an aggregate of 150,000 shares of the Company's common stock. Each director of the Company who is neither an officer nor full-time employee of the Company or any of its subsidiaries, upon election or appointment to the Board of Directors, is granted an option to purchase a total of 15,000 shares of the Company's common stock at the fair market value of the stock at the time of grant. All options under the Directors Plan are for a term of 10 years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors Plan, in the event that the Company's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company's common stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution. Options terminate if the optionee ceases to be a director of the Company for any reason other than death, permanent disability, resignation or retirement. In the event of termination of employment because of death or permanent disability, the optionee or his heirs, legatees or legal representative may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if he dies within three months after such termination, by his heirs, legatees or legal representative) at any time during its specified term prior to three months after the date of such resignation or retirement, but only to the extent it was exercisable at the date of such resignation or retirement.

  Prior to January 1, 1992, upon election to the Board of Directors non-employee directors received options for 10,000 shares under the Company's 1981 Stock Option Plan for Non-Employee Directors (the "1981 Plan"), the terms of which are substantially similar to the Directors Plan. No person who is the holder of an option granted under the 1981 Plan or the Employee Plans or who has purchased shares upon the exercise of such an option is eligible for a grant of options under the Directors Plan.

DIRECTORS' CHARITABLE ENDOWMENT PROGRAM

  The Company maintains the Directors' Charitable Endowment Program pursuant to which the Company has purchased life insurance policies on members of the Board of Directors. Under the program, death benefits will be paid to the Company, and the Company in turn will donate such death benefits (up to $100,000 for each year of service on the Company's Board of Directors, subject to a $1,000,000 limit) to one or more charitable organizations recommended by the director. Directors derive no financial benefit from this program because all charitable deductions accrue solely to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee of the Company's Board of Directors consisted during 1994 of Messrs. Pedersen (Chairman), Baker, Peterson and Dr. Cafferty. Mr. Pedersen is Chairman of the Board of the law firm of Pedersen & Houpt, P. C. Mr. Baker is a member of the law firm of Baker, Donelson, Bearman & Caldwell. The Company has utilized, and currently anticipates that it may continue to utilize, the services of such firms. In 1994, Mr. Buntrock served on the Compensation Committees of the Boards of Directors of CWM, WTI and Rust. Mr. Rooney, who is an executive officer of WTI and Rust, serves as a director of the Company.

    In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock Option Committee" and "Company Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  The compensation of the Company's executive officers is determined by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of the Company or any of its affiliates.

GENERAL POLICIES

  The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve aggressive corporate objectives in a rapidly changing and technology-based industry, and thereby increase stockholder value. The Company's policy is to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional leadership, performance and contributions to the development of the Company's business. To attain these objectives, the Company's executive compensation program includes a base salary, coupled with a substantial incentive component (approximately one-half to two-thirds of total targeted compensation) which is "at risk" based on the performance of the Company's business, in substantial part as reflected in the achievement of pre-determined financial or other performance goals. The Company's policy also is that as an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the Company's performance as measured by objective standards over one or more years.

  Many of the Company's employees, including its executive officers, also are eligible to be granted stock options periodically in order to more directly align their interests with the long-term financial interests of the Company's stockholders. In addition, most Company employees, including its executive officers, participate in a profit-sharing program. Pursuant to the profit-sharing program, the Company makes annual contributions to a trust for the benefit of participating employees, of up to 2% of their compensation, in proportion to increases in the Company's pre-tax income over the previous year.

  In assessing the competitiveness of the overall compensation and individual compensation components of the Company's executive officers, the Compensation Committee considers data from a variety of surveys of and comparisons to other companies. As to the Company's most senior executive officers, the Compensation Committee reviews primarily compensation data for a group of comparator companies compiled with the assistance of the Company's independent compensation consultant (the "Comparator Companies"). While the Comparator Companies include several which also are included in the waste industry index shown in the performance graph included elsewhere in this proxy statement, they were selected primarily because their size (between $6 and $10 billion in annual revenue) and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. For several executive officers (not including the Company's Chairman and Chief Executive Officer or President), the Compensation Committee did not believe that sufficient information was publicly available as to the Comparator Companies for comparison to such officer's positions. Accordingly, in making compensation comparisons as to such officers, the Compensation Committee also reviewed published survey data provided by the Company's compensation consultant. References in this report to the Comparator Companies include such survey data furnished by the Company's compensation consultant.

  In making its decisions on 1994 compensation, the Compensation Committee did not target officer base salaries or total compensation at any specific point in the range of salaries or the total compensation paid by the Comparator Companies. However, the Compensation Committee believed that base salaries to be paid in 1994 to the Company's Chairman and Chief Executive Officer and the President were, reflecting their substantial industry experience, long tenure in their positions and the size of the Company, generally at the higher end of the range to be paid by the Comparator Companies, while 1994 salaries to be paid to its other executive officers were expected to vary both above and below the expected median ranges of the salaries of the Comparator Companies' officers.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1 million in 1994 and subsequent years may be non-deductible for federal income tax purposes unless the compensation qualifies as "performance-based" compensation or is otherwise exempt under the law and proposed Internal Revenue Service regulations, as modified. The Compensation Committee has recommended that the Company should seek to have its executive officer incentive compensation qualify as "performance-based" compensation so as to attempt to preserve its deductibility for federal income tax purposes. For this purpose, approval by the Company's stockholders of the WMX Technologies, Inc. Corporate Incentive Bonus Plan and the WMX Technologies, Inc. Long Term Incentive Plan (the "Long Term Plan") is being sought pursuant to this Proxy Statement. See "Approval of Plans" herein. The Company does not believe that further action in this regard is needed at this time as to the WMX Technologies, Inc. 1992 Stock Option Plan, as amended (the "1992 Plan"). This tax law and the regulations pertaining thereto are subject to substantial uncertainties and there can be no assurance that compensation paid under such plans will continue to be deductible for federal income tax purposes. The Compensation Committee may also determine in any year in light of all applicable circumstances that it would be in the best interests of the Company for awards to be paid under such plans or otherwise in a manner that would not satisfy the requirements of such tax law and regulations for deductibility.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

1993 COMPANY PERFORMANCE

  In the process of determining 1994 compensation for the Company's executive officers, the Compensation Committee considered a number of factors related to the Company's overall 1993 corporate performance. The Compensation Committee was aware that 1993 net income for the Company had declined from $1.72 per share in 1992 to $.93, primarily as a result of a special charge which reflected the strategic reconfiguration of the Company's Chemical Waste Management, Inc. ("CWM") subsidiary. Even after the exclusion of all special charges, gains and accounting rule changes for 1992 and 1993, earnings per share were down $.15 from the 1992 level.

  The Compensation Committee was of the view that these results were not entirely within the control of the Company's management. In this regard, the Compensation Committee took note of several external factors that adversely affected the Company's results despite management's efforts to improve them: the adverse industry conditions that faced CWM, including the uncertain federal regulatory climate, the effects of the then-sluggish economy on CWM's customers, and overcapacity in the commercial incineration market; the lingering effect of the economic recession on the Company's solid waste and Rust International Inc. operations, both domestically and abroad; accelerating movements toward waste minimization and diversion from landfilling; adverse movement in certain foreign currency exchange rates; and higher corporate tax rates for 1993.

  The Compensation Committee also believed that certain other performance measures reflected favorably on the performance of the Company's executive officers. Overall Company revenue continued to increase, rising by almost 5.5%, with solid waste operations revenues up approximately 9.1% in 1993 over 1992. The Compensation Committee also viewed as an accomplishment of the Company's management that the Company's operating margin (before the special charge relating to CWM) declined only slightly in 1993 despite the pricing pressures faced by the Company in most of its markets, some continuing costs of having expanded the marketing function of the Company's domestic solid waste operations in 1992 and costs incurred in 1993 in restructuring those operations.

SALARY

  The Compensation Committee annually establishes, subject to the approval of the Board of Directors, the base salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation Committee generally takes into account a number of factors, including the Company's results of operations and other Company performance measures, competitive compensation data, comparisons of salaries and responsibilities among the Company's executive officers, the extent to which an individual may participate in the incentive compensation plans maintained by the Company and its affiliates, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance. The Compensation Committee does not generally expressly assign greater weight to any one or more such factors than to others.

  In light of these considerations and those discussed above under "1993 Company Performance," as well as the recommendation of the Company's Chairman that there be no base compensation increase for the Company's officers generally, the Compensation Committee did not grant base compensation increases to the Company's executive officers for 1994, with the exception of one officer whose base compensation was found to be substantially below the median base salary level for his position at the Comparator Companies.

INCENTIVE COMPENSATION PLANS

  The Compensation Committee also administers the terms of the Company's incentive compensation plans in which the executive officers participate. In doing so, the Compensation Committee considers the Company's results of operations and other Company performance measures and management's plans for the Company's growth and profitability and achievement of strategic goals, determines the corporate performance criteria to be used for the determination of incentive compensation awards, and fixes the levels of target and maximum awards for participants and the minimum level of attainment of performance objectives necessary for awards to be made under each incentive compensation plan. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan, as well as a stock option plan.

 Annual Plan

  For 1994, each of the Company's executive officers was a named participant in the Company's Corporate Incentive Bonus Plan for that year (the "Annual Plan"). Under the Annual Plan, target awards for such officers ranging from 30% to 80% of the participant's salary at year end were payable depending upon the extent to which the Company achieved its budgeted earnings per share or a business unit or subsidiary of the Company achieved its budgeted earnings per share or pre-tax income. The Compensation Committee was authorized to select one or a combination of such performance criteria to apply to each executive officer. The maximum incentive bonus in each case was set at an amount equal to twice the amount of a participant's target bonus. The Annual Plan also provided that no payment under the Annual Plan was to be made to Messrs. Buntrock or Rooney if the Committee determined that he had not furthered the implementation of the Company's environmental principles.

  The Annual Plan target awards for 1994 were increased from the target awards for 1993 and prior years. The amounts of the increases in the target awards ranged from five to 30 percentage points over the 1993 target awards. The Compensation Committee found that the proportion of the Company's executive officers' total compensation constituting incentive compensation was below the median in relation to the Comparator Companies for all of the Company's executive officers. The higher Annual Plan target awards were also made in light of the absence, as noted above, of salary increases for the Company's executive officers generally.

  Except in the case of Mr. Rooney, whose Annual Plan participation for 1994 was based on the performance of several business units for which he has substantial management responsibility, the level of attainment of the Company's budgeted earnings per share was selected as the Annual Plan performance criterion for 1994. The bonuses actually paid by the Company for 1994 are set forth in the "Summary Compensation Table" above.

 Long Term Plan

  In 1993, the Compensation Committee approved and the Board of Directors adopted the Long Term Plan. Under the Long Term Plan, the Compensation Committee determines participants' target awards as a percentage of the participant's salary at the end of each performance period, which normally lasts for three years. The target award would be payable depending on the Company's total return to stockholders compared to that of the 30 companies comprising the Dow Jones Industrial Average (the "DJIA") during the performance period. Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the Long Term Plan, participants will be paid target awards if the Company's total stockholder return places it at a percentile ranking selected by the Compensation Committee in relation to the DJIA companies. The percentage of the target awards to be paid will vary upwards to 300% of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the DJIA companies and downwards to 100% of the target award if the Company's total stockholder return places it at a specified minimum ranking. If the Company's total stockholder return places it below the specified minimum ranking in relation to the DJIA companies, then no award is to be paid for the relevant performance period.

  The Long Term Incentive Plan also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period. During the deferral period, such amount is to be deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period. The purpose of the deferral is to provide an additional incentive to officers, who forfeit deferred amounts if they leave the Company during the deferral period, to remain with the Company and an additional linkage between compensation and long term Company performance.

  Payments, if any, are to be made under the Long Term Plan only following the end of each performance period. The first performance period extends from 1993 through 1995 and the second extends from 1994 through 1996. The Compensation Committee intends to name, on an annual basis, certain of the Company's executive officers as participants in the Long Term Plan for successive three-year performance periods ending on December 31, 1997 and subsequent years. No payments have been made to date under the Long Term Plan.

  The Long Term Plan replaced the Company's 1991 Performance Unit Plan under which payout was to have been based on the growth of the Company's earnings per share over the two-year period ended December 31, 1993. No payments were or will be made under the 1991 Performance Unit Plan.

 Stock Options

  Stock options are granted to key employees, including the Company's executive officers, by the Compensation Committee under the 1992 Plan, and by a management committee to all other eligible employees under the Company's 1990 ServiceShares Stock Option Plan. Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. These officers typically receive grants each year determined by dividing percentages of the officers' salaries, which percentages range from 150% to 300%, by the market price of the Company's stock at the time of grant. The Compensation Committee generally intends stock option grants to constitute approximately one-half of the officers' total targeted "at risk" compensation. All options under the 1992 Plan are non-qualified stock options which are granted at an exercise price equal to 100% of fair market value on the date of grant. These options typically have a term of ten years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

  Executive officers of the Company who serve as directors or executive officers of WTI, WM International or Rust, all of which are subsidiaries of the Company, are also eligible to participate in stock option plans maintained by those companies. During 1994, none of the Company's executive officers received grants of stock options under such stock option plans. In making stock option grants to the Company's executive officers, the Compensation Committee considers prior grants made to them under both the Company's plan and subsidiaries' plans.

  Unlike the common practice among companies of granting ten-year options, the Company's practice prior to 1994 has typically been to grant options having a term of seven years. In 1994, in light of the ten-year term commonly used by companies and because the market price of shares of the Company's stock had fallen below the option exercise price for options granted in the several preceding years, the Compensation Committee reconsidered the term for Company stock options to ensure that they fulfill as effectively as intended their purpose of incentivizing the option recipients and inducing them to remain with the Company. As a result, the Compensation Committee in 1994 extended the expiration date for options granted in such years to ten years from the grant date in order to comport with the common practice and to enhance the incentive and retentive effects of such options.
COMPENSATION OF THE CHIEF EXECUTIVE OFFICER


  In considering the compensation for 1994 of Dean L. Buntrock, the Company's Chairman and Chief Executive Officer, the Compensation Committee evaluated the Company's 1993 results, as discussed above under "1993 Company Performance," in addition to the factors discussed below as to several components of his compensation. Based on the Comparator Company data presented to it, the Compensation Committee believed that if the target awards described below under the Company's incentive compensation plans were to be achieved, the total compensation of the Company's Chairman and Chief Executive Officer for 1994 would be below the 75th percentile of the range of total compensation paid to Comparator Company chief executive officers.

SALARY

  In determining the 1994 base compensation of Mr. Buntrock, the Compensation Committee made particular note of several considerations, which are presented below.

  The Compensation Committee reviewed a number of the Company's significant accomplishments achieved in 1993 under the overall leadership of Mr. Buntrock. First, substantial performance improvement measures were implemented and began to have an impact in the Company's domestic solid waste operations, including placing Mr. Rooney in charge of those operations overall, aggressive augmentation of those operations' marketing activities and landfill volume internalization rate and turning around or shedding under-performing units. Second, Waste Management International plc successfully reorganized its corporate management structure along operational lines, improved the efficiency of its country management organizations, implemented showcase waste disposal operations in Hong Kong, began to move into a number of other key far eastern markets, and surmounted a very difficult operating environment in Italy. Third, CWM underwent difficult restructuring decisions in order to better position itself for competing in the adverse conditions facing its industry. Fourth, the Company continued successfully to implement systems and programs for promoting its environmental principles.

  The Compensation Committee also considered the data furnished by the Company's compensation consultant concerning Mr. Buntrock's compensation relative to that of the chief executive officers of the Comparator Companies. The report concluded that Mr. Buntrock's proposed 1994 salary would be within the bounds of reasonableness for a company targeting salary at a median level.

  Finally, the Compensation Committee took note that Mr. Buntrock had requested, in light of the Company's 1993 results, that he not be granted a base compensation increase for 1994. The Compensation Committee believed that Mr. Buntrock had made major personal contributions to the Company in 1993 that laid the foundation for improvement in the Company's future performance and that an appropriate salary increase would still leave his salary and total compensation at levels that would compare favorably to the Comparator Companies. They also concurred that certain of the factors impacting the Company's 1993 results were beyond the control of Mr. Buntrock. Nevertheless, based largely on Mr. Buntrock's request, the Compensation Committee determined not to increase Mr. Buntrock's base compensation for the year 1994.

INCENTIVE COMPENSATION PLANS

 Annual Plan

  For 1994, the Compensation Committee awarded Mr. Buntrock a target Annual Plan participation of 80% of his 1994 salary. This participation level was 30 percentage points higher than that awarded to Mr. Buntrock in prior years. The Comparator Company data indicated that the proportion of Mr. Buntrock's total compensation that was composed of incentive compensation was below the median for the Comparator Companies. The Compensation Committee determined that in light of the Long Term Plan and stock option components of Mr. Buntrock's incentive compensation structure (discussed below), Mr. Buntrock's participation in the Annual Plan at the higher level was appropriate in order to enhance the intended incentive effect of such compensation and to more closely align Mr. Buntrock's total incentive compensation with that of the Comparator Companies. In making this decision, the Compensation Committee also considered the report of the Company's compensation consultant, which showed that chief executive officer bonuses actually paid by the Comparator Companies in 1992 averaged approximately 66% of salary, with the 75th percentile being approximately 77% of salary. The Compensation Committee also noted that, as discussed above, no 1994 salary increase was expected for Mr. Buntrock. Based on the Company's results for 1994, Mr. Buntrock was paid a bonus for 1994 as set forth in the "Summary Compensation Table" above.

 Long Term Plan

  Under the Company's Long Term Plan, for the first performance period ending December 31, 1996, the Compensation Committee awarded Mr. Buntrock a target award of 50% of his salary as of the end of such period. The Compensation Committee's selection of the 50% participation level for Mr. Buntrock reflects the Company's compensation practices, under which incentive compensation under the Long Term Plan, together with the Annual Plan and stock options, is to comprise between one-half and two-thirds of total target compensation for Mr. Buntrock. The Compensation Committee also considered the level of awards typically made and its understanding of long term compensation awards by the Comparator Companies. As noted above, no payment will be made to Mr. Buntrock, if ever, until the completion of the relevant performance period and the Company's achievement of the required performance criterion.

 Stock Options

  The Compensation Committee's 1994 grant of options to Mr. Buntrock under the 1992 Plan was determined by dividing three times Mr. Buntrock's base compensation by the option exercise price, which was the fair market value of a share of the Company's common stock as of the date of grant. In selecting this formula, the Compensation Committee considered again the goals of maintaining incentive compensation as a substantial portion of Mr. Buntrock's total compensation and of making stock option grants at a level of approximately one-half of total incentive compensation and the Company's historical stock option grant practices. As noted above (see "Compensation of Executive Officers Generally--Incentive Compensation Plans--Stock Options"), the Compensation Committee extended the expiration date of certain stock options granted to Mr. Buntrock, along with those granted to all other plan participants. from seven years to ten years from the original grant date.

                             Peer Pedersen, Chairman
                             Howard H. Baker, Jr.
                             Pastora San Juan Cafferty
                             James R. Peterson

                           COMPANY STOCK PERFORMANCE

  The following graph and table compare the yearly percentage change in the cumulative total returns on the Company's common stock, the Standard & Poors 500 Stock Index and the Smith Barney Solid Waste Index (in each case assuming dividend reinvestment):

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN
              VS. S&P 500 AND SMITH BARNEY SOLID WASTE INDICES(1)

LOGO

                                       1989   1990   1991   1992   1993   1994
    --------------------------------------------------------------------------
      The Company                      $100   $101   $123   $118   $79    $80
    --------------------------------------------------------------------------
      S&P 500 Index                     100     97    126    136   150    152
    --------------------------------------------------------------------------
      Smith Barney Solid Waste Index    100     90     96     88    67     69

- --------
(1) Assumes $100 invested on December 31, 1989 in Company common stock, the S&P 500 Index and the Smith Barney Solid Waste Index. Historical results are not necessarily indicative of future performance.

                              CERTAIN TRANSACTIONS

  When an option is exercised by an optionee under the Employee Plans or WTI's or Rust's stock option plans at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the company which issued the options is entitled to a deduction equal to such amount. The Internal Revenue Service has indicated that it will disallow such a deduction unless the employer withholds the tax payable by the optionee by reason of such exercise. To facilitate an optionee's purchase of stock upon exercise of such options and to assure itself of the deductions, the Company, WTI and Rust have each adopted a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans normally are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. The due date for such loans made in 1993 by the Company was extended to December 31, 1994. The largest aggregate amounts of such loans from the Company, WTI and Rust in excess of $60,000 pursuant to such policy which were outstanding to the directors and executive officers of the Company since January 1, 1994 were as follows: Mr. Dempsey--$108,946 and Mr. Flynn--$176,633. Such loans have been repaid and no such loans were outstanding as of March 15, 1995.

  The Company, WTI and Rust also each makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. The largest aggregate amounts of such loans from the Company, WTI and Rust in excess of $60,000 which were outstanding to the directors and executive officers of the Company since January 1, 1994 were as follows: Donald A. Wallgren--$128,375. Such loan has been repaid and is not outstanding as of March 15, 1995.

  The Company has entered into an employment agreement with Phillip B. Rooney under which Mr. Rooney will be paid a minimum annual salary of $425,000 as President of the Company. Mr. Rooney also is eligible to receive annual bonuses and all benefits generally available to executives of the Company. The term of Mr. Rooney's employment under the agreement continues through August 31, 1999 and is automatically extended on each anniversary date for a period of five years from such anniversary date unless either party gives written notice of termination prior to the anniversary date. Upon the death or permanent disability of Mr. Rooney, the Company will pay annually 100% of his then current annual salary (including bonuses) for the balance of the term of the agreement. If the Company breaches or terminates the agreement or reduces the nature and scope of Mr. Rooney's authority and duties, it will continue to pay him for five years unless the termination was for cause, in which case its obligations under the agreement cease. In the event of a change in control of the Company, Mr. Rooney may elect to terminate the agreement and receive a lump sum payment of three times his average annual compensation (including bonuses) over the immediately preceding five years, which amount will be increased should an excise tax be imposed on him because of the payment. Were a change in control of the Company to have occurred on December 31, 1994 and if Mr. Rooney's employment with the Company were terminated as provided in the employment agreement, it is estimated that Mr. Rooney would have been eligible to receive $4,142,580 (assuming no increase for any excise tax). During the term of the agreement, Mr. Rooney has agreed not to compete with the Company or its subsidiaries.

                      PROPOSALS TO APPROVE INCENTIVE PLANS

  The WMX Technologies, Inc. Long Term Incentive Plan, as amended and restated (the "LTIP"), and the WMX Technologies, Inc. Corporate Incentive Bonus Plan (the "Annual Plan") are being submitted, as required by the Omnibus Budget Reconciliation Act of 1993 ("OBRA") to stockholders for approval in order to facilitate preserving the Company's tax deduction for compensation to be paid pursuant to the Incentive Plans. Under OBRA, the allowable deduction for compensation paid or accrued with respect to the Chief Executive Officer and each of the four most highly compensated employees of a publicly held corporation is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994. Certain types of compensation are exempted from this limitation, including under certain circumstances compensation payable solely on account of the attainment of one or more preestablished objective performance goals if the material terms under which such performance-based compensation is to be paid are disclosed to and approved by stockholders. OBRA is a new law and is subject, together with interim regulations relating thereto promulgated by the Department of the Treasury, to a number of ambiguities and uncertainties. There can be no assurance that payments made under the LTIP or the Annual Plan will be deductible for federal income tax purposes or that the Company will continue to choose to comply with all requirements for such deductibility of LTIP and Annual Plan payments.

                            PROPOSAL TO APPROVE THE
                WMX TECHNOLOGIES, INC. LONG TERM INCENTIVE PLAN

  The Board of Directors has adopted and recommends that the stockholders approve the LTIP, a copy of which is attached to this Proxy Statement as Exhibit A. The terms of the LTIP are incorporated in this section by reference as if set forth in full herein, and the description below of the LTIP is qualified in the entirety by reference to such terms.

  The LTIP was originally adopted in 1993 and adopted in its current form by the Board of Directors in January 1995 and, as to executive officers of the Company, is administered by the Compensation Committee. The principal purpose of the LTIP is to advance the interests of the Company by providing long term performance awards for officers of the Company so as to attract and retain such officers, make their compensation competitive with other opportunities, and cause them to strive to increase the Company's cumulative returns to its stockholders. All officers of the Company are eligible to be selected as LTIP participants. Participants in the LTIP who are executive officers of the Company are selected by the Compensation Committee. Participants who are not executive officers are selected by a management committee composed of the Company's Chief Executive, Chief Operating and Chief Financial Officers and its General Counsel (or their designees). The LTIP provides that performance awards, if any, are to be paid for each "Performance Period." Each Performance Period during the term of the plan begins on a January 1 and terminates on the December 31 of the third calendar year ending thereafter, provided that the first Performance Period began on June 1, 1993 and ends on December 31, 1995. For purposes of this section, the term "Committee" refers to the Compensation Committee and such management committee, as applicable to the particular plan participant. As of December 31, 1994, the Committee had named six officers as participants in the LTIP.

  Pursuant to the LTIP, the Committee establishes a percentage of each participant's annual base salary as of the last day of each Performance Period as a "target award" for that Performance Period. Each participant is eligible for a performance award, which may be greater or less than the target award for each Performance Period, if any, based on the percentile rank of the Company's Total Stockholder Return (as hereinafter defined) among the "Total Stockholder Returns" of the companies that comprise the Dow Jones Industrial Average during such Performance Period. If the Company's Total Stockholder Return places it below a specified minimum ranking in relation to such companies, then no award is to be paid for the relevant performance period. Total Stockholder Return means the cumulative return on common stock expressed as a percentage, determined by dividing (i) the sum of (a) the cumulative amount of dividends paid for the applicable Performance Period, assuming dividend reinvestment, and
(b) the difference between the fair market values of such common stock at the end of and immediately prior to the Performance Period, by (ii) the fair market value of such common stock immediately prior to the Performance Period. Notwithstanding the foregoing, the Committee may determine that a participant's award will be calculated in whole or in part based on a long term incentive plan of any subsidiary of the Company.

  With respect to executive officers of the Company who the Committee determines may have total compensation for any year in excess of the amount specified by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which currently is $1 million ("Covered Officers"), the Committee will establish each such Covered Officer's target award and the performance goal or goals applicable to any Performance Period within the time period allowed therefor by the Code and will not thereafter change them. A performance award payable to a Covered Officer may be reduced (but not increased) by the Committee in its sole discretion, and in any event will not exceed $4,500,000 for any Performance Period.

  At the end of each Performance Period an amount equal to 50% of the performance award, if any (the "Cash Award") becomes due and payable, and an additional amount equal to 50% of the performance award (the "Deferred Award") is deemed to be invested in common stock of the Company as of the end of the Performance Period. The maximum amount of a performance award that may be awarded to a participant with respect to any Performance Period is limited to 250% of the participant's base salary as of the last day of the Performance Period. To date, the maximum target award established under the LTIP has been 50% of salary at the end of the relevant performance period, and the current target award range is 30%-50% of such salary.

  A participant's right to receive a Cash Award or any portion thereof for any Performance Period does not vest until the close of business on the last day of such Performance Period; provided that if the participant is not an officer of the Company or one of its subsidiaries on such date, such award or any portion thereof shall not vest unless the Committee otherwise determines, in its sole discretion. A participant's right to receive a Deferred Award or any portion thereof for any Performance Period does not vest until the close of business on the date three years after the last day of such Performance Period, at which time the participant is entitled to a cash payment in an amount equal to the value of such deemed investment (which may be more or less than the amount of the Deferred Award). If the participant is not an officer of the Company or one of its subsidiaries on the date the Deferred Award would otherwise vest, then such Deferred Award shall not vest, except as hereinafter provided, or as the Committee otherwise determines. If the participant is not an officer of the Company or one of its subsidiaries on such date as a result of the participant's normal retirement at or after age 65, death or total disability, the participant or his or her beneficiary is entitled to payment of such Deferred Award as soon as practicable after such normal retirement, death or total disability, in an amount equal to the value of such deemed investment as of the last day of the month in which such normal retirement, death or total disability occurs.

  In the event of a Change in Control (as defined), (i) each Performance Period which has not yet ended will end as of the calendar quarter coincident with or next following the date of such Change in Control, and (ii) each unpaid Cash Award from such Performance Periods and each unpaid Deferred Award from such Performance Periods and from prior Performance Periods will vest as of the close of business on the last day of each such Performance Period.

  Benefits or amounts that will be received by or allocated to participants in the LTIP are not determinable at this time because the Company's performance during a Performance Period will not be known until the end of the period. If the LTIP and the threshold percentile ranking applicable to the first Performance Period for the payment of any award had been in effect for the three-year period ended December 31, 1994, there would have been no performance awards for such period. Certain information as to awards for the 1994-1996 performance period are described in the Long Term Incentive Plan Awards Table set forth under "Compensation" above.

  The Board of Directors or the Compensation Committee may amend the LTIP at any time; provided that no such amendment may alter a participant's right to receive a vested award under the LTIP.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE LTIP. The affirmative vote of the holders of a majority of shares actually voted (including abstentions) on the proposal is necessary to adopt the proposal. Unless otherwise instructed, properly executed proxies which are returned will be voted in favor of the proposal.

                            PROPOSAL TO APPROVE THE
             WMX TECHNOLOGIES, INC. CORPORATE INCENTIVE BONUS PLAN

  The Board of Directors has adopted and recommends that the stockholders approve the Annual Plan, a copy of which is attached to this Proxy Statement as Exhibit B. The terms of the Annual Plan are incorporated in this section by reference as if set forth in full herein, and the description below of the Annual Plan is qualified in the entirety by reference to such terms. The principal purpose of the Annual Plan is to advance the interests of the Company by providing for annual bonuses for officers of the Company so as to attract and retain such officers, make their compensation competitive with other opportunities, and cause them to strive to achieve the Company's financial and other business objectives.

  The Annual Plan was adopted in its current form by the Board of Directors in January 1995 and is similar to annual incentive bonus plans which have been in effect for many years. The Annual Plan, as to executive officers of the Company, is administered by the Compensation Committee. All officers of the Company are eligible to be selected as Annual Plan participants. Participants in the Annual Plan are selected by the Compensation Committee on an annual basis and are limited to employees who are officers of the Company. Participants who are not executive officers are selected by a management committee composed of the Company's Chief Executive, Chief Operating and Chief Financial Officers and its General Counsel (or their designees). For purposes of this section, the term "Committee" refers to the Compensation Committee and such management committee, as applicable to the particular plan participant. The Annual Plan provides that participants who become eligible to participate in the plan after the beginning of a calendar year (a "Plan Year") are entitled to a prorated bonus.

  Pursuant to the Annual Plan, the Committee establishes a percentage of each participant's annual base salary paid for such Plan Year as a "target bonus" for that Plan Year and selects performance goals for the participants from among the following measurements (or any combination thereof): the Company's revenue, earnings per share, pretax income, cash flow from operations, total cash flow, return on equity, return on capital, return on assets, net operating profits after taxes, economic value added, total stockholder return or return on sales, or any individual performance objective which is measured solely in terms of the attainment of quantitative targets. For each Plan Year, the Committee also establishes a formula or matrix prescribing the extent to which a participant's target bonus may be earned based upon the degree of achievement of such performance goal or goals. The Committee may determine that the bonus payable to any participant will be based upon the attainment of performance goals comparable to those specified above but in whole or in part applied to the results of a subsidiary, business unit, division or department of the Company for which such participant has substantial management responsibility. Except in the case of Covered Officers, the Committee may also designate any other factor or factors to serve as performance goals. The current target bonus range is 20%-80% of participants' base salaries for the Plan Year.

  Each Covered Officer's target bonus and performance goal or goals for a Plan Year will be established by the Committee within the time period allowed therefor by the Code and will not thereafter be changed. A bonus award payable to a Covered Officer may be reduced (but not increased) by the Committee in its sole discretion, and in any event will not exceed $4,500,000 for any Plan Year. In addition to these limitations, no bonus will be payable to the Company's Chief Executive Officer or Chief Operating Officer if the Committee determines that he has not established programs and systems which are adequate to further the implementation of each of the principles of the Company's Environmental Policy.

  Payment of bonuses for any Plan Year will be made in cash as promptly as practicable following completion of the Company's consolidated financial statements for such Plan Year. All financial measurements which are used as performance criteria (or as a component of such performance criteria) under the Annual Plan will be determined in accordance with generally accepted accounting principles and will exclude the effects of changes in accounting standards or methods and special, unusual or nonrecurring events that would have the effect of reducing bonuses otherwise payable under the Annual Plan.

  Benefits or amounts that will be received by or allocated to participants in the Annual Plan are not determinable until the completion of each Plan Year. Performance awards were paid for the year ended December 31, 1994 under the predecessor plan in effect for such period. Such awards paid to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company serving at December 31, 1994 are set forth in the Summary Compensation Table under "Compensation" above.

  The Board of Directors or the Compensation Committee may amend the Annual Plan at any time; provided that no such amendment may alter a participant's right to receive a distribution as previously awarded to such participant under the Annual Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ANNUAL PLAN. The affirmative vote of the holders of a majority of shares actually voted (including abstentions) on the proposal is necessary to adopt the proposal. Unless otherwise instructed, properly executed proxies which are returned will be voted in favor of the proposal.

                     VOTING OF SHARES HELD IN CERTAIN PLANS

  If you are a participant in the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan, you are entitled to direct the trustees of the plan to vote the shares credited to your individual account in accordance with your instructions. This may be accomplished by marking and returning the instruction form accompanying the mailing and relating to the shares in the plan credited to your account. If you do not return such form, your shares held in the plan will not be voted. If you are also a direct owner of shares (acquired other than through this plan), you will receive a separate mailing containing a proxy card relating to such shares.

  If you are a participant in the WMX Technologies Dividend Reinvestment and Stock Purchase Plan, the proxy card provided to you covers the shares held for you by the plan and any shares held directly by you. If you do not return such proxy card, your shares held in this plan (as well as any shares owned by you directly) will not be voted for you. You are, therefore, urged to return the proxy card promptly, duly signed and dated.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP acted as the Company's independent auditors for the year ended December 31, 1994 and has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to continue to act as the Company's independent auditors in 1995. Representatives of Arthur Andersen LLP will be present at the 1995 annual meeting of stockholders, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

  The Company has enclosed its Annual Report to Stockholders for the year ended December 31, 1994 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Any proposals by stockholders intended to be presented at the 1996 annual meeting must be received by the Company no later than November 30, 1995 in order to be considered by the Board of Directors for inclusion in the Company's 1996 Proxy Statement. In order for a stockholder to nominate a candidate for director, under the Company's by-laws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if the Company gives less than 40 days' notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in the Company's 1996 Proxy Statement.

  In each case, the notice must be given to the Secretary of the Company, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of the Company's by-laws will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and the Company has hired Morrow & Co., Inc. to coordinate the solicitation of proxies by and through such holders for a fee of approximately $6,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by the Company.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                        By Order of the Board of Directors,

                                        /s/ Herbert A. Getz
                                        Herbert A. Getz
                                        Vice President and Secretary

                                                                       EXHIBIT A

                             WMX TECHNOLOGIES, INC.

                            LONG TERM INCENTIVE PLAN

                    (AS AMENDED AND RESTATED AS OF 1/26/95)

  1. Purpose. The purpose of the WMX Technologies, Inc. Long Term Incentive Plan (the "Plan") is to advance the interests of WMX Technologies, Inc. (the "Company") by providing for long-term performance awards for officers of the Company or one or more of its subsidiaries so as to attract and retain such officers, make their compensation competitive with other opportunities, and cause them to strive to increase the Company's cumulative returns to its stockholders.

  2. Administration. With respect to participation in the Plan by individuals who are executive officers of the Company, the Plan shall be administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Board may in its discretion designate the Board or another Committee thereof to administer the Plan, in which event the Board or such other Committee shall be deemed the "Committee" hereunder. Notwithstanding the foregoing, with respect to participation in the Plan by individuals who are not executive officers of the Company, the Plan shall be administered by a management committee composed of the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel (or one or more persons designated by them), and all references herein to the "Committee" shall be deemed to mean such committee as to matters involving the participation of such officers in the Plan.

  3. Participants; Performance Periods; Proration of Awards.

  (a) Participants in the Plan shall be selected by the Committee. Participation shall be limited to employees who are officers of the Company or one or more of its subsidiaries.

  (b) Such officers who become participants in the Plan after June 1, 1993 shall, subject to selection and approval by the Committee, be entitled to target and performance awards pursuant to Section 4 hereof for each Performance Period (as hereinafter defined) determined pursuant hereto. For purposes hereof, each "Performance Period" during the term of the Plan shall begin on a January 1 and shall terminate on the December 31 of the third calendar year ending thereafter; provided that the first Performance Period pursuant to the Plan shall begin on June 1, 1993 and shall end on December 31, 1995.

  (c) If an officer of the Company or one or more of its subsidiaries becomes a participant in the Plan during any Performance Period, the participant's award for such Performance Period shall be prorated to reflect such participant's actual number of full months of participation. If, during any Performance Period, a participant's job assignment is modified such that the participant's target award (as described below) is no longer representative of the participant's position, the participant's target award shall be adjusted, subject to Committee approval, as of the first day of the month following the change in position to a target award commensurate with the participant's new position. Thereafter, the participant shall be entitled to a performance award under the Plan prorated between the target award categories to reflect the number of months during the Performance Period during which the participant participated under each such category.

  4. Target and Performance Awards.

  (a) Subject to Section 4(d) below, the Committee shall establish a percentage of each participant's annual base salary as of the last day of each Performance Period as a "target award" for such Performance Period.

  (b) Each participant in the Plan shall be entitled to a performance award for each Performance Period based on the percentile rank of the Company's Total Stockholder Return (as hereinafter defined) among the Total Stockholder Returns of the companies that comprise the Dow Jones Industrial Average (the "DJIA") during such Performance Period. The Committee shall determine a target percentile rank applicable to each Performance Period and shall for each Performance Period establish percentages of target awards earned at various percentile rankings of the Company in relation to the DJIA companies for such Performance Period, including a percentile rank below which no portion of a target award shall be earned. For purposes hereof, "Total Stockholder Return" of the Company shall mean the cumulative return on its common stock, $1.00 par value ("Common Stock"), expressed as a percentage, determined by dividing (i) the sum of (a) the cumulative amount of dividends paid for the applicable Performance Period, assuming dividend reinvestment, and (b) the difference between the average of the closing sales prices of Common Stock on the last five trading days of such Performance Period and the last five trading days preceding the first day of such Performance Period, by (ii) the average of the closing sales prices of Common Stock on the last five trading days preceding the first day of such Performance Period. The "Total Stockholder Return" of any of the companies that comprise the DJIA shall mean the cumulative return on its common stock expressed as a percentage, determined by dividing (i) the sum of
(a) the cumulative amount of dividends paid for the applicable Performance Period, assuming dividend reinvestment, and (b) the difference between the closing sales price of such common stock on the last trading day of such Performance Period and the last trading day preceding the first day of such Performance Period, by (ii) the closing sales price of such common stock on the last trading day preceding the first day of such Performance Period.

  (c) The Committee may determine, in its sole discretion, that a participant's award for any Performance Period shall be calculated, in whole or in part, based upon the formula established with respect to a long term incentive plan of any subsidiary of the Company.

  (d) Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by any individual whose total compensation for any year exceeds the amount specified by Section 162(m) of the Internal Revenue Code of 1986, as amended, if any portion of such participant's compensation would otherwise be non-deductible by the Company pursuant to that Section.

    (i) Each such participant's target award for any Performance Period shall be based solely on achievement of one or more of the performance goals applicable pursuant to Section 4 (b) or (c) above.

    (ii) With respect to each such participant, no bonus shall be payable hereunder except upon written certification by the Committee that the applicable performance goals have been satisfied to a particular extent.

    (iii) The maximum bonus award payable to any such participant for any Performance Period shall be $4,500,000.

  5. Cash and Deferred Awards.

  (a) Performance awards for each Performance Period shall be payable as follows:

    (i) An amount equal to 50% of the performance award (the "Cash Award") shall be paid in cash as soon as practicable after the end of the Performance Period; and

    (ii) An amount equal to 50% of the performance award (the "Deferred Award"), adjusted as set forth in Section 6 hereof, shall be paid in cash as soon as practicable after the date of vesting, determined pursuant to
  Section 7 hereof.

  (b) Subject to Section 4(d) above, the maximum amount of a performance award that may be awarded pursuant to Section 4(b) hereof to a participant with respect to any Performance Period pursuant to this Plan shall be limited to 250% of the participant's base salary as of the last day of the Performance Period. The Deferred Award portion of each performance award shall be subject to adjustment as contemplated by
Section 6 hereof.

  6. Deferred Award Grant and Payment. (a) An amount equal to the Deferred Award granted to each participant pursuant hereto shall be credited to a bookkeeping account maintained by the Company in the name of each participant (a "Deferred Account") as of the last day of each Performance Period with respect to which a Deferred Award is payable. Each amount so credited shall be deemed to have been invested in shares of Common Stock as of the last trading day of such Performance Period. During the period that any part or all of a participant's Deferred Account is deemed to have been invested in shares of Common Stock, such Deferred Account shall be deemed to receive all dividends (whether in the form of stock or cash) and stock splits which would be received with respect to such shares as if such investment had actually been made and such amounts shall be deemed to be reinvested in shares of Common Stock as of the date of receipt, and appropriate credit shall be made to the participant's Deferred Account to reflect such deemed receipts and reinvestments. The investments described above shall be deemed to have been made at a price equal to the average of the closing sales prices of the Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition), on each of the five trading days immediately preceding the date as of which a deemed investment is made.

  (b) As soon as practicable following the date of vesting of a Deferred Award pursuant to Section 7 hereof, the shares of Common Stock deemed reflected in each participant's Deferred Account shall be deemed to have been sold at a price equal to the average of the closing sales prices of the Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition), on each of the five trading days immediately preceding the date of such vesting, and the proceeds thereof shall be distributed as soon as practicable to each participant or designated beneficiary in cash.

  (c) Subject to Section 8 hereof, in the event of a merger, consolidation, exchange of shares or recapitalization of the Company, a similar event affecting the Common Stock, or any other event determined by the Committee in its sole discretion, the Common Stock deemed reflected by a participant's Deferred Account may be deemed by the Committee, in its sole discretion, to be sold, exchanged or otherwise disposed of, and the Committee may make appropriate adjustments in each participant's Deferred Account to recognize such event, and the assumed proceeds of any such disposition may be deemed to be reinvested in any security which the Committee in its sole discretion determines is an appropriate replacement security, or, alternatively, paid to the participant in cash, in the discretion of the Committee.

  7. Vesting.

  (a) Unless the Committee shall otherwise determine, in its sole discretion, a participant whose employment as an officer of the Company or one of its subsidiaries is terminated during any Performance Period shall not be entitled to the payment of a performance award under the Plan for such Performance Period.

  (b) A participant's right to receive a Cash Award or any portion thereof for any Performance Period shall not vest until the close of business on the last day of such Performance Period; provided that if the participant is not an officer of the Company or one of its subsidiaries on such date, such award or any portion thereof shall not vest unless the Committee shall otherwise determine, in its sole discretion.

  (c) A participant's right to receive a Deferred Award or any portion thereof for any Performance Period shall not vest until the close of business on the date three years after the last day of such

Performance Period; provided that if the participant is not an officer of the Company or one of its subsidiaries on such date, then such award or any portion thereof shall not vest, except as hereinafter provided, or as the Committee shall otherwise determine, in its sole discretion. If the participant is not an officer of the Company or one of its subsidiaries on such date as a result of the participant's normal retirement at or after age 65, death or total disability, the participant or his beneficiary designated pursuant to Section 10 hereof shall be entitled to payment of such Deferred Award as soon as practicable after such normal retirement, death or total disability, in an amount equal to the value of such Deferred Account as of the last day of the month in which such normal retirement, death or total disability occurs.

  8. Change in Control. In the event of a Change in Control (as such term is defined in the Company's 1992 Stock Option Plan, as amended from time to time) of the Company, (i) each Performance Period which has not yet ended shall end as of the calendar quarter coincident with or next following the date of such Change in Control (or such other date as established by the Committee), (ii) each unpaid Cash Award from such Performance Periods and each unpaid Deferred Award from such Performance Periods and from prior Performance Periods shall vest as of the close of business on the last day of each such Performance Period (or such other date established by the Committee), (iii) the Committee shall cause the performance awards payable to participants to be promptly calculated, and (iv) the Company shall pay such performance awards to participants as promptly as practicable following the Committee's determination, notwithstanding any Plan provision to the contrary. In calculating the performance awards payable to participants in connection with a Change in Control, the Committee is authorized to take into consideration and make adjustments for such factors as it deems appropriate.

  9. Participants' Interests. Although Deferred Awards payable to a participant hereunder are measured by the value of and income derived from the investments deemed made in Common Stock, the Company will not issue any such shares or make any such investment on behalf of a participant. A participant's benefits hereunder shall at all times be reflected on the Company's books as a general unsecured and unfunded obligation of the Company and the Plan shall not give any person any right or security interest in any asset of the Company nor shall it imply any trust or segregation of assets by the Company.

  10. Designation of Beneficiaries. A participant from time to time may name in writing any person or persons (who may be named concurrently, contingently or successively) to whom his or her benefits are to be paid if he or she dies before complete payment of such benefits. Each such beneficiary designation will revoke all prior designations by the participant with respect to the Plan, shall not require the consent of any previously named beneficiary, shall be in a form prescribed by the Committee, and will be effective only when filed with the Committee during the participant's lifetime. If the participant fails to designate a beneficiary before his or her death, as provided above, or if the beneficiary designated by the participant dies before the date of the participant's death or before complete payment of the participant's benefits, the Company, in its discretion, may pay the remaining unpaid portion of the participant's benefits to either (i) one or more of the participant's relatives by blood, adoption or marriage and in such proportion as the Company determines; or (ii) the legal representative or representatives of the estate of the last to die of the participant and his or her designated beneficiary.

  11. Facility of Payment. If a participant or his or her beneficiary is entitled to payments under the Plan and in the Company's opinion such person becomes in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may make payments to the participant's or beneficiary's legal representative, or to a relative or friend of the participant or beneficiary for such person's benefit, or the Company may make payments for the benefits of the participant or beneficiary in any manner that it considers advisable. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment hereunder.

  12. Non-Alienation of Benefits. All rights and benefits under the Plan are personal to the participant and neither the Plan nor any right or interest of a participant or any person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company's consent.

  13. Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code or the Social Security Act or any state's income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

  14. No Employment Rights. The Plan is not a contract of employment and participation in the Plan will not cause any participant to have any rights to continue as an employee of the Company (or any affiliated entity), or any right or claim to any benefit under the Plan, unless the right or claim has specifically vested under the Plan.

  15. Committee or Company Determinations Final. Each determination provided for in the Plan shall be made by the Committee or the Company, as the case may be, under such procedures as may from time to time be prescribed by the Committee or the Company and shall be made in the absolute discretion of the Committee or the Company, as the case may be. Any such determination shall be conclusive.

  16. Amendment or Termination. The Committee may in its sole discretion terminate or amend the Plan from time to time. No such termination or amendment shall alter a participant's right to receive a vested award under the Plan.

  17. Successors. Unless otherwise agreed to, the Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

  18. Controlling Law. The Plan shall be construed in accordance with the internal laws of the State of Illinois.

                                                                       EXHIBIT B

                             WMX TECHNOLOGIES, INC.

                         CORPORATE INCENTIVE BONUS PLAN

  1. Purpose. The principal purpose of the WMX Technologies, Inc. Corporate Incentive Bonus Plan (the "Plan") is to advance the interests of WMX Technologies, Inc. (the "Company") and its subsidiaries by providing for annual bonuses for corporate officers who are designated as participants in the Plan in the manner hereinafter provided, so as to attract and retain such officers, make their compensation competitive with other opportunities and provide them with an incentive to strive to achieve the Company's financial and other business objectives.

  2. Administration. With respect to participation in the Plan by individuals who are executive officers of the Company, the Plan shall be administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Board may in its discretion designate the Board or a committee other than the Committee to administer the Plan, in which event the Board or such other committee shall be deemed the "Committee" hereunder. Notwithstanding the foregoing, with respect to participation in the Plan by individuals who are not executive officers of the Company, the Plan shall be administered by a management committee composed of the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel (or one or more persons designated by them), and all references herein to the "Committee" shall be deemed to mean such committee as to matters involving the participation in the Plan of such individuals who are not such executive officers.

  3. Eligibility

  (a) Participants in the Plan shall be selected by the Committee on an annual basis from among the officers of the Company and its subsidiaries.

  (b) Notwithstanding the foregoing, individuals who become eligible to participate in the Plan after the beginning of a calendar year (a "Plan Year") shall, subject to selection and approval by the Committee, be entitled to a bonus prorated to reflect such participant's number of months of participation during the Plan Year.

  (c) A participant whose employment terminates during the Plan Year shall not be entitled to the payment of a bonus under the Plan, except as the Committee may otherwise determine in its sole discretion.

  4. Bonuses. (a) Each participant in the Plan shall be eligible to receive such bonus, if any, for each Plan Year as may be payable pursuant to the performance criteria described below. Except as provided in Section 8 below, the Committee shall, on an annual basis, establish a "target bonus" for each participant equal to a percentage of such participant's annual base salary as of the last day of such Plan Year, and the maximum amount of a target bonus that may be awarded to a participant for a Plan Year shall be 200% thereof.

  (b) Participants shall have their bonuses, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing and which goals shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period or the current year's budget) in any one or more of the following measurements: the Company's revenue, earnings per share of common stock (the "Common Stock"), pretax income, cash flow from operations, total cash flow, return on equity, return on capital, return on assets, net operating profits after taxes, economic value added, total stockholder return or return on sales, or any individual performance objective which is measured solely in terms of the attainment of quantitative targets related to the Company's business, or any combination thereof. The Committee shall for each Plan Year establish the performance goal or goals from among the foregoing to apply to each participant and a formula or matrix prescribing the extent to which such participant's target bonus shall be earned based upon the degree of achievement of such performance goal or goals. Except as provided in Section 8 below, the Committee may also designate any other factor or factors to serve as performance goals. The Committee may determine that the bonus payable to any participant shall be based upon the attainment of performance goals comparable to those specified above but in whole or in part applied to the results of a subsidiary, business unit, division or department of the Company for which such participant has substantial management responsibility.

  (c) Except as provided in Section 8 below, a participant whose target bonus or performance goals are changed by the Committee during the Plan Year to reflect a change in responsibilities or otherwise shall have his or her bonus award, if any, based on the amount of base salary earned and the performance goals applicable while in each target bonus category during the Plan Year.

  (d) The earnings per share of the Company's Common Stock for any year shall be as determined by the Company's independent public accountants on a primary, rather than fully-diluted, basis, and all other financial measurements which are used as the performance goals set forth in this Section 4 (or as a component of such performance goals) shall be determined in accordance with generally accepted accounting principles, excluding as to both such earnings and other measurements the effects of changes in accounting standards or methods and special, unusual or nonrecurring events.

  (e) Except as provided in Section 7 below, the Committee may, in its sole discretion, (i) award or increase the amount of bonuses payable to one or more participants even though not earned in accordance with the performance goals established pursuant to this Section 4, or (ii) decrease the amount of bonuses otherwise payable to one or more participants even though earned in accordance with the performance goals established pursuant to this Section 4. No bonus shall be payable in any event to the Chief Executive Officer or Chief Operating Officer of the Company if the Committee determines that he has not established programs and systems which are adequate to further the implementation of each of the Principles in the WMX Technologies, Inc. Environmental Policy.

  5. Payment. Subject to Section 6 below, payment of bonuses for any Plan Year shall be made in cash as promptly as practicable after the end of such Plan Year.

  6. Deferral. In accordance with procedures to be established by the Committee, a participant in the Plan may elect to defer payment of all or any portion of a bonus award which may be earned under the Plan for a Plan Year. Amounts so deferred shall be credited by the Company to a bookkeeping account for the participant and shall be deemed to be invested, pursuant to elections made by the participant from time to time, in accordance with procedures to be established by the Committee, in shares of the Company's Common Stock or such other investment vehicles as the Committee may authorize from time to time for this purpose. The Committee shall also have the authority on an annual basis at the time it selects participants for any Plan Year to condition such selection upon receipt of an agreement from one or more participants, containing such terms and conditions as the Committee deems appropriate, to defer in the manner herein specified, as a deemed investment in shares of the Company's Common Stock, payment of all or a portion of any bonus award which may be earned under the Plan. Subject to such conditions and limitations as the Committee may approve, amounts deferred pursuant to this Section 6 shall be paid upon termination of the participant's employment by reason of retirement, death or permanent disability or otherwise, either in a lump sum or in installments as determined by the Company.

  7. Participation by Certain Officers. Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by any individual whose total compensation for any Plan Year exceeds the amount specified by Section 162(m) of the Internal Revenue Code of 1986, as amended, if any portion of such participant's compensation would otherwise be non-deductible by the Company pursuant to that Section.

  (a) Each such participant's target bonus under this Plan for such Plan Year shall be based solely on achievement of one or more of the performance goals as established by the Committee pursuant to Section 4 above.

  (b) With respect to each such participant, no bonus shall be payable hereunder except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of a bonus pursuant to the Plan have been satisfied.

  (c) The maximum bonus award payable to any such participant for any Plan Year shall be $4,500,000.

  8. Adjustments for Changes in Stock, Mergers, Etc. In the event of dividends payable in Common Stock or in the case of the subdivision or combination of Common Stock, appropriate revision shall be made in any earnings per share criteria established by the Committee pursuant to Section 4 above. In the event of a Change in Control (as such term is defined in the Company's 1992 Stock Option Plan, as amended from time to time) of the Company (i) the Plan Year shall end as of the end of the calendar quarter coincident with or next following the date of such Change in Control (or such other date as established by the Committee), (ii) the Committee shall cause any bonus awards payable to participants to be promptly calculated and (iii) the Company shall pay such bonus awards to participants as promptly as practicable following the Committee's determination, notwithstanding any other Plan provision to the contrary. In calculating the bonuses payable to participants in connection with a Change in Control, the Committee is authorized to take into consideration such factors as the shortened Plan Year, and any other equitable adjustments to the formulae or matrices established by the Committee pursuant to Section 4 as it deems appropriate.

  9. Participant's Interests. A participant's interest in any bonus awards hereunder (including any payment deferred as contemplated by Section 6 hereof) shall at all times be reflected on the Company's books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.

  10. Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the participant and neither the Plan nor any right or interest of a participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company's consent. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a participant to designate one or more beneficiaries to whom any bonus payment the Committee determines to make and any deferred amounts would be payable in the event of the participant's death.

  11. Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state's income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

  12. No Employment Rights. Nothing contained in the Plan shall confer upon any participant any right to be continued in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate a participant's employment at any time.

  13. Gender and Number. Where the context admits, words denoting men include women, the plural includes the singular, and the singular includes the plural.

  14. Committee or Company Determinations Final. Each determination provided for in the Plan shall be made by the Committee or the Company, as the case may be, under such procedures as may from time to time be prescribed by the Committee or the Company and shall be made in the sole discretion of the Committee or the Company, as the case may be. Any such determination shall be conclusive.

  15. Amendment or Termination. The Committee may in its sole discretion terminate or amend the Plan from time to time. No such termination or amendment shall alter a participant's right to receive a distribution as previously awarded or a deferred payment owed to such participant, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Committee may otherwise determine.

  16. Successors. The Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

  17. Controlling Law. The Plan shall be construed in accordance with the internal laws of the State of Illinois.

                                                                            LOGO

- --------------------------------------------------------------------------------
WMX Technologies, Inc.

3003 Butterfield Road
              Phone 708.572.8800
Oak Brook, IL 60521

                       1988 EMPLOYEE STOCK OWNERSHIP PLAN

                                                                  March 29, 1995

Dear Plan Participant:

  As a participant in the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan, you may direct the trustees of the Plan to vote in accordance with your instructions the shares of common stock of WMX Technologies, Inc. credited to your individual account. Enclosed for your information in this regard is a copy of the Notice of the Annual Meeting of Stockholders scheduled for May 12, 1995 and the Proxy Statement relating to that meeting together with a voting instruction form.

  The voting instruction form should be returned in the enclosed pre-addressed, postage prepaid envelope to Harris Trust and Savings Bank. Instructions to vote shares credited to all participants' accounts will be tabulated and the results of the total tabulation forwarded to the trustees. The trustees, in turn, will vote accordingly at the Annual Meeting. If your voting instruction form does not indicate a preference or your instruction form is not received by Harris Trust and Savings Bank by May 10, 1995, your shares will not be voted.

  Your vote is important, and your cooperation is appreciated.

                                          Sincerely,

                                          Trustees of the 1988 Employee
                                          Stock Ownership Plan

  -                                                                          -
PROXY                                                                      PROXY
                                      LOGO

                             WMX TECHNOLOGIES, INC.

                          ANNUAL MEETING, MAY 12, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 Dean L. Buntrock, Peter H. Huizenga and Peer Pedersen, each with power of substitution, are hereby authorized to vote all shares of common stock of WMX Technologies, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of WMX Technologies, Inc., to be held on Friday, May 12, 1995, and at any adjournment thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

 A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)
- -                                                                          -

 -                                                                            -
                            WMX TECHNOLOGIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [x]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1. Election of Class I Directors--
   Nominees: H. Jesse Arnelle, Jerry E. Dempsey, Dr. James B. Edwards, Alexander
   B. Trowbridge.

   For    Withheld   For All
   [_]       [_]       [_]

   (Except Nominee(s) written below)

   --------------------------------

2. Approval of the WMX Technologies, Inc. Long Term Incentive Plan.
   For    Against    Abstain
   [_]       [_]       [_]

3. Approval of the WMX Technologies, Inc. Corporate Incentive Bonus Plan.
   For    Against    Abstain
   [_]       [_]       [_]

4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

     Dated: _____________________________________________________________ , 1995

Signature(s)____________________________________________________________________

________________________________________________________________________________

SIGNATURE OF STOCKHOLDER(S)--PLEASE SIGN NAME EXACTLY AS IMPRINTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS. NOTE: EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CA-PACITY IN WHICH THEY SIGN. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD
SIGN.
 -                                                                            -

- -                                                                              -
VOTING INSTRUCTION FORM                                  VOTING INSTRUCTION FORM
                                      LOGO

                             WMX TECHNOLOGIES, INC.

                       1988 EMPLOYEE STOCK OWNERSHIP PLAN
                          ANNUAL MEETING, MAY 12, 1995

 The undersigned hereby instructs the trustees of the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan to vote, by proxy or in person, at the Annual Meeting of Stockholders of WMX Technologies, Inc. to be held on Friday, May 12, 1995, and at any adjournments thereof, the shares of common stock of WMX Technologies, Inc. allocated to the undersigned's account in such Plan on March 22, 1995, as designated below, and in their discretion, the trustees are authorized to vote upon such other business as may properly come before the meeting.

 IF THIS VOTING INSTRUCTION FORM, REQUESTED BY THE TRUSTEES WITH RESPECT TO A PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, IS PROPERLY EXECUTED AND RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY 10, 1995, THE SHARES ALLOCATED TO THE UNDERSIGNED'S ACCOUNT IN THE WMX TECHNOLOGIES, INC. 1988 EMPLOYEE STOCK OWNERSHIP PLAN ON MARCH 22, 1995 WILL BE VOTED IN THE MANNER INSTRUCTED HEREIN. IF NO INSTRUCTION IS MADE OR THIS FORM IS NOT RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY 10, 1995, THE SHARES WILL NOT BE VOTED.

     PLEASE MARK, SIGN, DATE AND MAIL THIS FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)
- -                                                                              -

- -                                                                             -
                            WMX TECHNOLOGIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [x]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1. Election of Class I Directors--
   Nominees: H. Jesse Arnelle, Jerry E. Dempsey, Dr. James B. Edwards, Alexander
   B. Trowbridge.
   For    Withheld    For All
   [_]       [_]        [_]

   (Except Nominee(s) written below)

   --------------------------------

2. Approval of the WMX Technologies, Inc. Long Term Incentive Plan.
   For    Against    Abstain
   [_]      [_]        [_]

3. Approval of the WMX Technologies, Inc. Corporate Incentive Bonus Plan.
   For    Against    Abstain
   [_]      [_]        [_]

4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

     Dated: _____________________________________________________________ , 1995

Signature(s)____________________________________________________________________
________________________________________________________________________________

SIGNATURE OF STOCKHOLDER(S)--PLEASE SIGN NAME EXACTLY AS IMPRINTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS. NOTE: YOU MAY REVOKE YOUR IN-STRUCTION TO VOTE SHARES ALLOCATED TO YOUR ACCOUNT AT ANY TIME PRIOR TO THE STOCKHOLDERS' MEETING.
- -                                                                             -